Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
November 4, 2020	TRADED: Nasdaq

LANCASTER COLONY REPORTS FIRST QUARTER SALES AND EARNINGS
    WESTERVILLE, Ohio, November 4 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s fiscal first quarter ended September 30, 2020. Highlights for the quarter are as follows:
•Consolidated net sales increased 3.6% to a first quarter record $349.2 million versus $337.1 million last year. Excluding all sales attributed to a temporary supply agreement resulting from the acquisition of Omni Baking Company, consolidated net sales increased 5.2%.
•Retail net sales grew 16.6% to $193.7 million as the impacts of the COVID-19 outbreak continued to drive higher demand for at-home food consumption. The increase in Retail net sales was led by frozen garlic bread, Olive Garden® dressings sold under a license agreement and frozen dinner rolls. New products sold under exclusive license agreements, specifically Chick-fil-A® sauces and single-bottle Buffalo Wild Wings® sauces, also contributed to the strong sales growth.
•Foodservice net sales declined 9.0% to $155.5 million as demand remained constrained by the impacts of COVID-19. Excluding all Omni Baking sales, which totaled $2.8 million this year versus $7.9 million last year, Foodservice net sales declined 6.4%. The Omni Baking sales are attributed to a temporary supply agreement that was terminated effective October 31, 2020.
•Consolidated gross profit reached $92.7 million compared to $92.1 million in the prior year. Gross profit benefited from the heavier retail sales mix offset by higher manufacturing costs, including expenses directly attributed to the impacts of COVID-19, and increased commodity and freight costs. Sources of the increased costs incurred due to the impacts of COVID-19 included higher hourly wage rates for our front-line employees, lower overhead recovery due to the decreased Foodservice volumes, increased expenditures for personal protective equipment and lower operating efficiencies. We continue to follow the protocols and guidelines provided by government health authorities and make the necessary investments to promote safe operations at all our plants and distribution centers.
•SG&A expenses increased $8.7 million to $48.2 million as expenditures for Project Ascent in support of our ERP project and related initiatives increased $5.6 million. We also invested more in consumer promotions and IT infrastructure.

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•The change in contingent consideration includes the favorable impact of a $5.7 million non-cash reduction in the fair value of the contingent consideration for Bantam Bagels. This reduction reflects the impact of a SKU rationalization by a Foodservice customer that will result in the loss of sales to that customer after November 30, 2020. The loss of those future sales also resulted in an impairment charge of $1.2 million for certain intangible assets related to the Bantam Bagels business. Both of these items are reflected in the Foodservice segment results.
•Consolidated operating income declined $2.8 million to $48.9 million driven by expenditures for Project Ascent, higher manufacturing costs, increased investments in consumer promotions and IT infrastructure, and higher commodity and freight costs.
•Net income declined $3.7 million to $37.1 million. The favorable adjustment to the contingent consideration for Bantam Bagels increased net income by $4.3 million while expenditures for Project Ascent reduced net income by $6.3 million and the Bantam Bagels impairment charge reduced net income by $0.9 million. Lower interest rates for our cash holdings also reduced net income. In the prior-year quarter, expenditures for Project Ascent decreased net income by $2.1 million and a restructuring and impairment charge resulting from the closure of our frozen bread facility in Saraland, Alabama reduced net income by $0.7 million.
•Net income was $1.35 per diluted share compared to $1.48 per diluted share last year. The favorable adjustment to the contingent consideration for Bantam Bagels increased net income by $0.16 per diluted share while expenditures for Project Ascent reduced net income by $0.23 per diluted share and the Bantam Bagels impairment charge reduced net income by $0.03 per diluted share. In the prior-year quarter, expenditures for Project Ascent decreased net income by $0.08 per diluted share and the restructuring and impairment charge reduced net income by $0.02 per diluted share.
•The regular quarterly cash dividend was continued at the higher level of $0.70 per share set in November 2019. The company’s balance sheet remained debt free on September 30, 2020 with $186 million in cash and equivalents.
CEO David A. Ciesinski commented, “We continue to navigate through the challenges posed by the impacts of COVID-19 with great resolve and I extend my sincere thanks to the entire Lancaster Colony team for their tremendous efforts during this time. Our top priorities remain the health, safety and welfare of our employees and continuing to play our part in the country’s vital food supply chain.”
“We completed the first quarter with record sales as our core Retail business continued to benefit from the increase in at-home food consumption and we remain very excited about the new opportunities that lie ahead for our exclusive license agreements with Chick-fil-A® and Buffalo Wild Wings®. In Foodservice, positive sales trends continued from the lows of this past spring with continued growth from quick-service restaurant and pizza chain customers in our mix of national chain restaurant accounts.”

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“Looking ahead to our fiscal second quarter, historically our biggest sales quarter of the year, we expect continued growth in consolidated net sales with Retail outpacing Foodservice. We anticipate manufacturing costs will remain higher due to the unfavorable impacts of COVID-19 and increasingly inflationary costs for both commodities and freight. Our ongoing cost savings programs and net price realization will help to offset these higher costs. Project Ascent is progressing as planned, with testing now underway and implementation on track to commence in early fiscal 2022.”
Conference Call on the Web
    The company’s first quarter conference call is scheduled for this morning, November 4, at 10:00 a.m. ET. You may access a live webcast of the call through a link on the company’s Internet home page at www.lancastercolony.com. A replay of the webcast will also be made available on the company website.
About the Company
    Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice channels.
Forward-Looking Statements
    We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control and could be amplified by the COVID-19 pandemic, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:
•significant shifts in consumer demand and disruptions to our employees, communities, customers, supply chains, operations, and production processes resulting from COVID-19 and other epidemics, pandemics or similar widespread public health concerns and disease outbreaks;
•efficiencies in plant operations;
•dependence on contract manufacturers, distributors and freight transporters, including their financial strength in continuing to support our business;
•the potential for loss of larger programs or key customer relationships;
•fluctuations in the cost and availability of ingredients and packaging;
•capacity constraints that may affect our ability to meet demand or may increase our costs;
•difficulties in designing and implementing our new enterprise resource planning system;
•the success and cost of new product development efforts;
•the ability to successfully grow recently acquired businesses;
•cyber-security incidents, information technology disruptions, and data breaches;
•changes in demand for our products, which may result from loss of brand reputation or customer goodwill;
•price and product competition;
•the lack of market acceptance of new products;
•the impact of customer store brands on our branded retail volumes;

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•the reaction of customers or consumers to price increases we may implement;
•adverse changes in freight, energy or other costs of producing, distributing or transporting our products;
•stability of labor relations;
•the extent to which recent and future business acquisitions are completed and acceptably integrated;
•dependence on key personnel and changes in key personnel;
•the effect of consolidation of customers within key market channels;
•the impact of fluctuations in our pension plan asset values on funding levels, contributions required and benefit costs;
•the possible occurrence of product recalls or other defective or mislabeled product costs;
•maintenance of competitive position with respect to other manufacturers;
•changes in estimates in critical accounting judgments;
•the impact of any regulatory matters affecting our food business, including any required labeling changes and their impact on consumer demand;
•the outcome of any litigation or arbitration;
•adequate supply of skilled labor; and
•risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Dale N. Ganobsik, Vice President, Investor Relations and Treasurer
Lancaster Colony Corporation
Phone: 614/224-7141
Email: ir@lancastercolony.com

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LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended September 30,
	2020	2019
Net sales	$349,237	$337,054
Cost of sales	256,583	244,946
Gross profit	92,654	92,108
Selling, general & administrative expenses	48,198	39,455
Change in contingent consideration	(5,687)	63
Restructuring and impairment charges	1,195	886
Operating income	48,948	51,704
Other, net	4	1,427
Income before income taxes	48,952	53,131
Taxes based on income	11,873	12,386
Net income	$37,079	$40,745

Net income per common share: (a)
Basic and diluted	$1.35	$1.48

Cash dividends per common share	$0.70	$0.65

Weighted average common shares outstanding:
Basic	27,461	27,442
Diluted	27,495	27,517

(a)        Based on the weighted average number of shares outstanding during each period.

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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended September 30,
	2020	2019
NET SALES
Retail	$193,725	$166,077
Foodservice	155,512	170,977
Total Net Sales	$349,237	$337,054

OPERATING INCOME (a)
Retail	$42,658	$39,016
Foodservice	27,421	26,975
Nonallocated Restructuring and Impairment Charges	—	(886)
Corporate Expenses	(21,131)	(13,401)
Total Operating Income	$48,948	$51,704
(a)        Effective July 1, 2020, certain indirect costs that were historically allocated to the Retail and Foodservice segments are being presented within corporate expenses. These changes had no effect on previously reported consolidated net sales, operating income, net income or earnings per share. Please refer to the Company’s 8-K filing dated November 4, 2020 for additional details, including historical business segment information that has been retroactively conformed to the current presentation.

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	September 30, 2020	June 30, 2020
ASSETS
Current assets:
Cash and equivalents	$186,088	$198,273
Receivables	96,993	86,604
Inventories	110,562	85,048
Other current assets	14,764	15,687
Total current assets	408,407	385,612
Net property, plant and equipment	299,477	293,288
Other assets	316,484	314,453
Total assets	$1,024,368	$993,353

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$87,231	$71,433
Accrued liabilities	52,588	54,826
Total current liabilities	139,819	126,259
Noncurrent liabilities and deferred income taxes	83,443	83,794
Shareholders’ equity	801,106	783,300
Total liabilities and shareholders’ equity	$1,024,368	$993,353
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